FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
James E. Lauter
Senior Vice President &
Chief Financial Officer
T: +1 (345)815-9902
E: James.Lauter@hlss.com

Home Loan Servicing Solutions, Ltd. announces that William C. Erbey will be stepping down as Chairman and that current director Robert J. McGinnis has been appointed as incoming Chairman

George Town, Grand Cayman, December 22, 2014 (GLOBE NEWSWIRE) – Home Loan Servicing Solutions, Ltd. ("HLSS", “our”, “we” or the "Company") (NASDAQ: HLSS), today announced that William C. Erbey will be stepping down as non-executive Chairman of the Board of Directors of the Company effective January 16, 2015.

The Company also announced that Robert J. McGinnis has been appointed non-executive Chairman of HLSS, effective January 16, 2015. Mr. McGinnis, an independent director of the Company since 2011, serves as Chairman of the Nominating and Corporate Governance Committee and is a member of the Audit Committee and the Compensation Committee of the Board.

“Bill Erbey’s extraordinary vision and leadership have been vital to HLSS’ success,” said director and incoming Chairman Bob McGinnis. “Bill founded HLSS and has been instrumental to the Company’s growth as a leading provider of residential mortgage asset financing solutions to non-bank servicers. We thank Bill for his immeasurable contribution to HLSS, his dedication and for the solid foundation he has laid for the Company.”

John Van Vlack, the Company’s President and CEO, noted “We are deeply grateful to Bill for his unwavering commitment to HLSS. Bill helped create a culture that fosters innovation and rigorous analysis. Under his leadership, the Company has not only enhanced its ability to execute, but has broadened its strategic horizons.”

Commenting on Mr. McGinnis’ appointment as Chairman, Mr. Van Vlack added, “We are very fortunate to have Bob McGinnis as a director and as our incoming Chairman. Bob has extensive industry expertise and a proven track record, having demonstrated effective leadership over 25 years in the mortgage industry. Most importantly, he has an incredible sense of responsibility for ensuring HLSS’ continued success.”

Mr. McGinnis formerly served as a Managing Director of Greenwich Capital Markets and RBS Greenwich Capital where he built their Mortgage, Asset Backed and Structured Products business into one of the leading franchises in the industry. Prior to joining Greenwich Capital Markets, Mr. McGinnis was a Managing Director at Salomon Brothers where he ran their Mortgage Finance business. Mr. McGinnis holds a Bachelor’s Degree in Civil Engineering from Rochester Institute of Technology, a Master’s Degree in Civil Engineering from Manhattan College and an MBA from New York University.

HLSS is an internally-managed owner of residential mortgage assets with historically stable valuations and cash flows.  HLSS’ largest asset is mortgage servicing advances that, along with the related servicing rights, are over-collateralized more than 25 times by the underlying residential real estate. HLSS' objective is to generate stable, recurring fee-based core earnings and dividends throughout the economic cycle. For more information, visit www.hlss.com.